Exhibit 99.3

                 4Q 2003 EARNINGS CONFERENCE CALL
           Remarks of Michael S. Geltzeiler, SVP and CFO

                           July 30, 2003


Thanks, Tom.


I will briefly review details of our cash flow performance, debt position, restructuring initiatives and other financial matters.

Fourth quarter cash flows were in line with management projections and as expected, were lower than last year. Free cash flow, defined as change in cash before the change in total borrowings, dividends, share repurchases, divestitures and acquisitions, totaled $26 million for the quarter and was $162 million for the full year. This compares favorably to prior year free cash flow of $160 million. Reiman was a major contributor to this year's cash flow, generating EBITDA of $68 million against incremental interest costs of only $30 million relating
to the acquisition.   The unfavorable quarterly variance was
attributed primarily to timing variances on working capital improvements between the third and fourth quarters and higher restructuring outlays.

As expected, we reduced our debt position in the fourth quarter by $51 million to $866 million. Cash on hand at June 30th was $51 million.

For the full year, we used our cash to reduce debt by $85 million; to repurchase shares totaling $100 million as part of the second quarter recapitalization; and to disburse dividends of
$21 million.   For Fiscal 2004, we are again projecting year over
year growth in free cash flow, driven by higher operating cash
flows.   We expect cash flow growth to exceed earnings growth in
2004, as several of the negative cost drivers within Corporate Unallocated expenses, such as lower US pension income and increased expenses from restricted stock issuances, are non-cash in nature. In the coming year, we expect to pay down approximately $150 million of debt, whereas required principal payments under our term loan agreement are $32 million.

As previously announced, in June we successfully amended our term loan and revolving credit facility agreements. The change principally entailed modifying the leverage covenant component of our credit agreements to provide the company with greater
flexibility to take planned cost reductions.   The amendment
resulted in an increase in interest rates, with both term loans and our revolver currently priced at LIBOR + 2.75 percentage
points.    For the fourth quarter, the company is fully compliant
with the revised loan covenants. The company's average interest rate on outstanding debt for the fourth quarter was 3.7% and full year was 4.0%.

During the quarter, the company announced a series of additional restructuring initiatives as part of its plan to reduce costs by at least $70 million by fiscal 2005. These actions are primarily in our traditional businesses, both domestically and abroad, where Management is focused on improving margins and streamlining overhead activities commensurate with the reduced business volumes. The Q4 charge approximated $26 million or $.20 per share and is primarily related to workforce reductions of nearly 400 employees. Cash expenses for this and previous restructuring actions were $13 million this quarter and $32 million for the full year. Total worldwide employees declined by 234 positions from the end of the third quarter, and 483 positions or 9% for
the year.   For the full year, operating expenses on a constant
dollar, constant portfolio basis were 8% lower than last year. This includes an unfavorable $15 million impact attributed to lower US pension income and higher post-retirement healthcare costs.

For fiscal 2004, we again expect lower US pension income and higher post-retirement healthcare costs. The company and its actuary expect the US pension credit to decline by $18 million in fiscal 2004 to $7 million. This decline is attributed to three things: weak US equity markets, a company decision to reduce the long-term asset return assumption to 8.75%, and a lower discount rate. The company uses a measurement date of March 31st for valuing its pension plans. Although the fair market value of US pension assets declined for the twelve-month period ending March 31, 2003, our US pension fund remained over-funded at 116%.
Since March, the company's US pension assets have grown and the
plan is now approximately 128% funded.   Additionally, we expect
2004 expenses to be negatively affected by a $4 million increase in post-retirement healthcare costs and a further $4 million from greater use of restricted stock as a component of management compensation. As was the case this quarter, these costs will be reported as a component of Corporate Unallocated expense in Fiscal 2004.

Beginning this quarter, we have amended our segment reporting to reflect the company's new organizational structure and how we run our business. In addition, we have added a Corporate Unallocated expense line to segregate corporate-related and governance activities that are not allocated back to the business units. We believe this reporting format will provide investors with greater transparency regarding our business unit performance and operating margins.

Finally, on July 17th the company filed a registration statement with the SEC at the request of The Wallace Foundation related to a proposed secondary offering of up to 12.6 million shares.
This registration right was granted to The Wallace Foundation as
a component of the 2002 recapitalization agreement.   We are
currently in a quiet period regarding this registration, and are limited in our ability to provide more specifics at this time. We have been advised that the Foundation intends to offer all of its remaining shares for sale under this offering, which is expected to occur in September 2003.

I will now turn the meeting over to Eric Schrier, President of Reader's Digest North America and our Global Editor-in-Chief, and then we will address your questions.